SUB-ADVISORY AGREEMENT
                              NATIONS ANNUITY TRUST

              THIS AGREEMENT is made this 25th day of February, 1998, by and among NATIONSBANC ADVISORS, INC., a North Carolina corporation (the "Adviser"), GARTMORE GLOBAL PARTNERS, a general partnership organized under the laws of the State of Delaware (the "Sub-Adviser"), and NATIONS ANNUITY TRUST, a Delaware business trust, (the "Trust") on behalf of the portfolio or portfolios of the Trust as now or hereafter may be identified on Schedule I hereto (each a "Portfolio" and collectively, the "Portfolios").

                                    RECITALS

              WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

              WHEREAS, the Adviser is registered with the Commission under the Investment Advisers Act of 1940, as amended (the "Advisers Act") as an investment adviser;

              WHEREAS, the Sub-Adviser is also registered with the Commission under the Advisers Act as an investment adviser and is regulated by the Investment Management Regulatory Organization Limited ("IMRO") of the United Kingdom in the conduct of its investment business and is a member of IMRO;

              WHEREAS, the Adviser and the Trust have entered into an Investment Advisory Agreement of even date herewith (the "Investment Advisory Agreement"), pursuant to which the Adviser shall act as investment adviser with respect to the Portfolios; and

              WHEREAS, pursuant to such Investment Advisory Agreement, the Adviser, with the approval of the Trust, wishes to retain the Sub-Adviser for purposes of rendering advisory services to the Adviser and the Trust in connection with the Portfolios upon the terms and conditions hereinafter set forth;

              NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

              1. Appointment of Sub-Adviser. The Adviser hereby appoints, and the Trust hereby approves, the Sub-Adviser to render investment research and advisory services to the Adviser and the Trust with respect to the Portfolios, under the supervision of the Adviser and subject to the policies and control of the Trust's Board of Trustees, and the Sub-Adviser hereby accepts such appointment, all subject to the terms and conditions contained herein.

              2. Investment Services. The specific duties of the Adviser delegated to the Sub-Adviser shall be the following:

                     (a) obtaining and evaluating pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Portfolios specifically, and whether concerning the individual issuers whose securities are included in the Portfolios or the activities in which such issuers engage, or with respect to securities which the Adviser or Sub-Adviser considers desirable for inclusion in the Portfolios;

                     (b) investing and reinvesting, on an ongoing basis, assets held in the Portfolios in strict accordance with the investment policies of the Portfolios as set forth in the registration statement of the Trust with respect to the Portfolios, as the same may be amended from time to time;

                     (c) in accordance with policies and procedures established by the Board of Trustees of the Trust and the Adviser, selecting brokers and dealers to execute portfolio transactions for the Portfolios and selecting the markets on or in which the transactions will be executed;

                     (d) voting, either in person or by general or limited proxy, or refraining from voting, any securities held in the Portfolios for any purposes; exercising or selling any subscription or conversion rights; consenting to and joining in or opposing any voting trusts, reorganizations, consolidations, mergers, foreclosures and liquidations and in connection therewith, depositing securities, and accepting and holding other property received therefor, all as may be considered appropriate by the Sub-Adviser; and

                     (e) performing other acts necessary or appropriate in connection with the proper management of the Portfolios, consistent with its obligations hereunder, and as may be directed by the Adviser and/or the Trust's Board of Trustees.

              In carrying out its obligations under clauses (b) to (e), inclusive, of this Paragraph 2, the Sub-Adviser shall act only as agent of the Trust and/or the Portfolio and shall not act as principal. The Sub-Adviser shall not be responsible for the administration of the Portfolio, for the execution and settlement of transactions in securities or derivative instruments nor for the custody of any such securities or instruments or documents of title and the Sub-Adviser shall not hold any money or other assets of the Portfolio or the Trust.

              3. Control by Board of Trustees. As is the case with respect to the Adviser under the Investment Advisory Agreement, any investment activities undertaken by the Sub-Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser with respect to the Portfolios, shall at all times be subject to any directives of the Board of Trustees of the Trust. Without limiting the right of the Board of Trustees of the Trust to issue directives, the Board of Trustees shall take into consideration any views or opinions that may be expressed by the Adviser or Sub-Adviser in formulating policies, procedures and directives. The Sub-Adviser shall not be obligated to conform its activities to any directive of the Board of Trustees of the Trust to the extent that compliance with such directive would be in contravention of any law, rule or regulation applicable to the Sub-Adviser.

              4. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Sub-Adviser shall at all times conform to:

                     (a) all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder;

                     (b) the provisions of the registration statement of the Trust applicable to the Portfolios, as the same may be amended from time to time, under the Securities Act of 1933, as amended (the "1933 Act") and the 1940 Act;

                     (c) the Conduct of Business Rules of IMRO ("IMRO Rules") to the extent that the IMRO Rules are not inconsistent with any applicable requirements under the 1940 Act, the Advisers Act or other United States federal or state law; and

                     (d) such policies and procedures that may be established by the Board of Trustees of the Trust and communicated to the Sub-Adviser from time to time.

              In addition, any code of ethics adopted by the Sub-Adviser pursuant to Rule 17j-1 under the 1940 Act shall include policies, prohibitions and procedures which substantially conform to the recommendations regarding personal investing approved by the Board of Governors of the Investment Company Institute on June 30, 1994, as such recommendations may amended from time to time.

              5. Compensation. The Adviser shall pay the Sub-Adviser, as compensation for services rendered hereunder, fees, payable monthly, at the annual rates indicated on Schedule I hereto, as such Schedule may be supplemented and amended from time to time. It is understood that the Adviser shall be responsible for the Sub-Adviser's fee for its services hereunder, and the Sub-Adviser agrees that it shall have no claim against the Trust or the Portfolio with respect to compensation under this Agreement. The Sub-Adviser's fees shall be pro-rated for portions of months in which sub-advisory services are provided.

              The average daily net asset value of the Portfolios shall be determined in the manner set forth in the Declaration of Trust and registration statement of the Trust, as amended from time to time.

              6. Expenses of the Portfolios. All of the ordinary business expenses incurred by the Sub-Adviser in the operations of the Portfolios and the offering of their shares shall be borne by the Portfolios unless specifically provided otherwise in this Agreement. These expenses borne by the Portfolios include but are not limited to brokerage commissions, taxes, legal, auditing, or governmental fees, the cost of preparing share certificates, custodian, transfer agent and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, Trustee and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Portfolios in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Portfolios' shareholders.

              7. Expense Limitation. If, for any fiscal year of a Portfolio, the amount of the aggregate advisory fee which the Trust would otherwise be obligated to pay with respect to the Portfolio is reduced pursuant to expense limitation provisions of the Investment Advisory Agreement, the fee which the Sub-Adviser would otherwise receive pursuant to this Agreement shall be reduced proportionately.

              8. Non-Exclusivity. The services of the Sub-Adviser to the Adviser and the Trust with respect to the Portfolio are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the officers and directors of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

              9. Records. The Sub-Adviser shall provide to the Adviser, with respect to the orders the Sub-Adviser places for the purchases and sales of portfolio securities of the Portfolios, the documents and records required pursuant to Rule 31a-1 under the 1940 Act as well as such records as the Portfolios' administrator(s) reasonably request to be maintained, including, but not limited to, trade tickets and confirmations for portfolio trades. All such records shall be maintained in a form acceptable to the Portfolios and in compliance with the provisions of Rule 31a-1. All such records will be the property of the Portfolios and will be available for inspection and use by the Portfolios. The Sub-Adviser will promptly notify the Adviser and the Portfolios' administrator(s) if it experiences any difficulty in providing the records in an accurate and complete manner.

              10. Term and Approval. This Agreement shall become effective when approved, and shall continue in effect for a period of two years from the date first written above. This Agreement shall thereafter continue from year to year, provided that the continuation of the Agreement is specifically approved at least annually:

                     (a) (i) by the Trust's Board of Trustees, or (ii) by the vote of "a majority of the outstanding voting securities" of the Portfolio (as defined in Section 2(a)(42) of the 1940 Act); and

                     (b) by the affirmative vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

              11. Termination. This Agreement may be terminated at any time with respect to a Portfolio, without the payment of any penalty, by vote of the Trust's Board of Trustees or by vote of a majority of the Portfolio's outstanding voting securities, or by the Adviser, or by the Sub-Adviser on sixty
(60) days' written notice to the other parties to this Agreement. Any party entitled to notice may waive the notice provided for herein. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in
Section 2(a)(4) of the 1940 Act.

              12. Liability of Sub-Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser or any of its officers, directors, employees or agents, the Sub-Adviser shall not be subject to liability to the Adviser or to the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security (including derivatives). For purposes of this paragraph and paragraph 13, brokers or dealers selected to execute portfolio transactions for the Portfolios in accordance with Paragraph 2(c) hereof shall not be considered agents of the Sub-Adviser.

              13. Indemnification. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties hereunder on the part of the Sub-Adviser, or any officers, directors, employees or agents thereof, the Trust hereby agrees to indemnify and hold harmless the Sub-Adviser against all claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind: (a) arising from the advertising, solicitation, sale, purchase or pledge of securities, whether of the Portfolios or other securities, undertaken by the Portfolios or the Trust's officers, Trustees, employees, agents or affiliates, or (b) resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Portfolios, or the Trust's officers, Trustees, employees or affiliates.

              14. Notices. Any notices under this Agreement shall be in writing and shall be duly given if delivered, mailed (postage prepaid, effective upon receipt) or telegraphed, telexed or transmitted by similar telecommunications device (effective upon completion of transmission, with a confirming copy delivered or mailed postage prepaid) to such address or number as may be designated for the receipt of such notice, with a copy to the Trust. Until further notice, it is agreed that the address and telefax number of the Trust shall be 111 Center Street, Little Rock, Arkansas 72201, Fax No. (501) 377-2331; that of Sub-Adviser and the Adviser respectively shall be One NationsBank Plaza, Charlotte, North Carolina 28255, Fax No. (704) 388-2187.

              15. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

              16. IMRO Rules. Addendum A attached hereto sets forth certain requirements under the IMRO Rules which are applicable to the Sub-Adviser, that are expressly incorporated herein and made a part hereof, but only to the extent that such requirements are not inconsistent with any applicable requirements under the 1940 Act, the Advisers Act or other United States Federal or state law.

              17. Counterparts. This Agreement may be executed in any manner of counterparts, each of which shall be deemed an original.


              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in triplicate by their respective officers on the day and year first written above.


                                    NATIONS ANNUITY TRUST
                                    on behalf of the Portfolios


                                    By:/s/ A. Max Walker
                                       -----------------------------------
                                         A. Max Walker
                                         President and Chairman of the
                                         Board of Trustees



                                    NATIONSBANC ADVISORS, INC.

                                    By:/s/ Edward D. Bedard
                                       -----------------------------------
                                         Edward D. Bedard
                                         Senior Vice President and Chief
                                         Operating Officer



                                    GARTMORE GLOBAL PARTNERS

                                    By:/s/ Robin Maxwell
                                       -----------------------------------
                                         Robin Maxwell
                                         Senior Vice President

                                   SCHEDULE I

         The Trust shall pay the Sub-Adviser as full compensation for services provided and expenses assumed hereunder a sub-advisory fee for each Portfolio, computed daily and payable monthly at the annual rates listed below as a percentage of the average daily net assets of the Portfolio:

   --------------------------------------------------------- -------------------
                                                                Rate of
                              Portfolio                      Compensation

   --------------------------------------------------------- -------------------
   Nations International Growth Portfolio                          0.70%
   --------------------------------------------------------- -------------------




Approved:  December 9, 1997

                                   ADDENDUM A


1. For the purposes of this Agreement, the Trust, the Portfolios and the Adviser shall each be regarded as a Non-Private Customer under IMRO Rules.

2. To the extent that the Sub-Adviser receives any commissions or other forms of remuneration, directly or indirectly, in connection with portfolio transactions, no portion of the Sub-Adviser's accrued investment advisory fee shall be abated thereby.

3. Subject to the supervision of the Adviser and the policies and ultimate control of the Trust's Board of Trustees, the Sub-Adviser shall advise the Trust and the Adviser on the management of the Portfolios' investments in accordance with the terms of this Agreement and in accordance with the investment parameters (including, inter alia, percentage limitations, quality standards, investment selection criteria and types of permissible investments and investment techniques, such as borrowing, options and futures transactions, portfolio securities lending, etc.) established pursuant to the investment objectives, policies and restrictions specifically embodied in the Trust's Registration Statement on Form N-1A, and any amendments thereto, under the 1933 Act and the 1940 Act (the "Trust's Registration Statement").

4. The Sub-Adviser shall not have or maintain custody of any securities, cash or other assets of the Portfolios. Custody of the Portfolios' assets will be maintained by the custodian bank pursuant to an agreement approved by the Trust's Board of Trustees. It is expected that such custodian, or any successor thereto, will not be an "Associate" of the Sub-Adviser as that term is defined under IMRO Rules.

5. In the event the Portfolios or the Adviser have a significant complaint regarding the services provided by the Sub-Adviser under the Sub-Advisory Agreement by and among the Trust, the Adviser and the Sub-Adviser, a Portfolio officer should communicate such complaint to the Sub-Adviser, whereupon such complaint will be recorded on a standard form prepared by the Sub-Adviser for such purposes. The Sub-Adviser's complaints procedure requires that if a complaint has not been cleared within twenty-eight
       (28) days, the Sub-Adviser must so advise IMRO and the Portfolios also must be advised that they have the right to issue the complaint directly with a referee appointed by IMRO. A statement describing rights to compensation in the event of the Sub-Advisers' inability to meet any liabilities to the Trust or the Adviser will be made available on request.

6. The Sub-Adviser will provide to the Trust's Board of Trustees written financial reports and analyses on the Portfolios' securities transactions and the operations of comparable investment companies on a quarterly basis or more frequently as reasonably requested by the Board of Trustees. Such reports and analyses shall include information as at the last day of an applicable reporting period.

7. The Portfolios may from time to time request or instruct the Sub-Adviser, directly or through the Adviser, to act or not to act regarding certain portfolio-related investments and/or operational matters. Such request or instructions will be communicated orally or in writing to the Sub-Adviser, directly or through the Adviser and will be acknowledged in the same manner in which they are communicated. To the extent that a particular request or instruction is, or may be, refused (i.e., because it: (a) is in contravention of (i) a law or regulation, (ii) an investment policy of the Portfolio, or (iii) a provision of this Agreement; or (b) is not operationally feasible), such refusal shall be communicated by the Sub-Adviser, including through the Adviser, and the Portfolio and the Sub-Adviser, upon advice of counsel, shall discuss alternatives and determine an appropriate course of action which will be reported to the full Board at the next meeting of the Trust's Board of Trustees for its approval.

8. Notwithstanding that all required disclosure concerning the risks associated with the Portfolios' permissible investments and investment techniques is included in the Trust's Registration Statement, which Statement is intended for review by the investors in the Portfolios and to be retained by them for future reference, with respect to the Portfolios' specified use of options and futures transactions, particular attention is drawn to the risk warnings set out in the Annex-Risk Warning which receipt of is acknowledged by the Trust and the Adviser. However, nothing stated therein shall be interpreted to modify any provision of this Agreement.

9. Except as permitted by or pursuant to Section 17 of the 1940 Act and the Rules promulgated thereunder, the Sub-Adviser, or an "affiliate" thereof (as that term is defined in the 1940 Act), may not effect transactions:
       (i) with or for the Portfolios in which the Sub-Adviser or such affiliate has directly or indirectly a material interest or a relationship of any kind with another party which may involve a conflict with the Sub-Adviser's responsibilities to the Portfolios as a sub-investment sub-adviser; or (ii) with or through the agency or another person with whom the Sub-Adviser or such affiliate maintains an arrangement as described in Rule 1.7(l) of Chapter II of the IMRO Rules.

10. Upon termination of the Sub-Advisory Agreement by and among the Trust, the Adviser and the Sub-Adviser, unless otherwise directed by the Trust's Board of Trustees, all securities positions and other portfolio transactions then in progress shall be transferred to the successor investment adviser selected by the Board of Trustees. Such termination shall be without prejudice to the completion of any transactions in securities already initiated for the Portfolio.

11. The Sub-Adviser shall be entitled at its discretion to disclose any information known to it relating to the Portfolio's business or affairs to the Financial Services Authority or to IMRO on the terms that the information so disclosed shall not without its consent be further disclosed otherwise than is permitted in respect of Restricted Information under the provisions of Part VIII of the Financial Services Act of 1986.

12. The Sub-Adviser shall be entitled at its discretion to disclose the identity of the Trust and the Portfolio(s) as may be appropriately required by Counterparties to transactions properly involving the Portfolios.

                                       2